Exhibit 99.1

CONTACT:	Kim Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
Senior Vice President, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

Univest to Expand its Investment Advisory Services

through the Acquisition of Girard Partners, Ltd.

SOUDERTON, Pa., December 19, 2013 – Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, entered into an agreement today to acquire Girard Partners, Ltd., a registered investment advisory firm with more than $500 million in assets under management. Univest anticipates completion of the acquisition, subject to satisfaction of customary closing conditions, in January 2014.

As a Univest Company, Girard Partners, Ltd. will continue to operate with its present management structure out of their main office in King of Prussia, Pa., and satellite offices in Richmond, Va. and Fort Meyers, Fl. Univest Wealth Management currently has $2.5 billion in assets under management through its trust, broker dealer and investment advisory affiliates. With the acquisition, Univest will increase its assets under management to $3.0 billion and further strengthen its advisory capabilities.

About Univest Corporation

Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has $2.2 billion in assets and $2.5 billion in assets under management and supervision through its broker-dealer and investment advisory subsidiaries. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

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This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.